Exhibit 99.1

Bristol-Myers Squibb Announces Appointment of Francis Cuss as Executive Vice President and Chief Scientific Officer, Effective July 1; Elliott Sigal Plans to Retire

(NEW YORK, April 7, 2013) – Bristol-Myers Squibb Company (NYSE: BMY) today announced the appointment of Francis Cuss, MB BChir, FRCP, 58, as executive vice president and chief scientific officer, effective July 1 after Elliott Sigal, M.D., Ph.D., 61, retires. Dr. Sigal has served as the company’s chief scientific officer since 2004 and on the company’s Board of Directors since 2011. He will retire from both positions effective June 30, 2013. Drs. Sigal and Cuss will continue to work together until that time.

“Francis is a strong and collaborative leader with broad experience in both discovery and development,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb. “He has been a key member of our productive R&D team who, under Elliott’s leadership, has delivered our strong portfolio and pipeline. As our company embarks on the next phase of pipeline execution, this is a natural time for Francis to lead our R&D team. Having worked closely with Francis since 2010 when I invited him to join my Senior Management Team immediately after becoming CEO, I know that he can ensure the continuation of both the leadership and strategy that have been the hallmarks of our success.”

“Elliott has been a key leader in the development and execution of our company’s strategy to become a BioPharma leader,” said Andreotti. “He and his team have become one of the most productive and innovative R&D organizations in the industry. Elliott has had a significant impact on the transformation of our company and, most importantly, on the patients we serve. I am grateful for the many things that Elliott and I have been able to accomplish together.”

“I am honored to have the opportunity to lead this talented R&D team to fulfill our mission and find new ways to discover, develop and deliver innovative medicines for patients with unmet medical needs,” said Cuss.

Dr. Cuss has a strong medical background, and broad experience in both research and development. Prior to joining Bristol-Myers Squibb, Dr. Cuss led teams in the successful development and approval of several blockbuster medicines. At Bristol-Myers Squibb, Dr. Cuss has a proven track record of leading our company’s research organization to become among the most efficient in the industry. He has built a high-performing team, and has delivered a differentiated and innovative early and mid-stage pipeline including making significant contributions in the advancement of our company’s Hepatitis C and immuno-oncology portfolios, particularly PD-1.

Dr. Cuss joined Bristol-Myers Squibb in 2003 as senior vice president, Drug Discovery, adding responsibility for Discovery Medicine and Clinical Pharmacology in May 2006. Under Dr. Cuss’ leadership, Bristol-Myers Squibb has consistently been rated a leading research organization based on cycle time, success rates and costs, having increased discovery output while maintaining a flat operating budget. Dr. Cuss and his team successfully integrated Adnexus, Medarex and ZymoGenetics into the research organization, and have driven innovation in the research operating model, processes and governance. Dr. Cuss became a member of the company’s Senior Management Team in 2010. Prior to joining Bristol-Myers Squibb, Dr. Cuss spent 14 years at Schering-Plough and three years at Glaxo, holding positions of increasing responsibility in discovery, clinical research and medical affairs in both the U.S. and Europe.

Prior to joining the pharmaceutical industry, Dr. Cuss was a practicing physician and held several academic appointments, including as adjunct associate professor at Jefferson Medical College at Thomas Jefferson University in Philadelphia. Dr. Cuss received his medical training in the U.K. and holds medical degrees from Cambridge University. He is also a Fellow of the Royal College of Physicians and of the Faculty of Pharmaceutical Medicine.

Dr. Sigal joined Bristol-Myers Squibb in 1997 as vice president of the newly created department of Applied Genomics. He served as senior vice president, Early Discovery and Applied Technology, head of Drug Discovery & Exploratory Development, and senior vice president, Global Clinical and Pharmaceutical Development, before being appointed chief scientific officer and president of R&D in 2004. Dr. Sigal has been a member of the company’s senior management team since 2001, was appointed executive vice president in 2006 and was elected to the Board of Directors in 2011.

As a physician, Dr. Sigal’s commitment has always been to the patients who have and will benefit from the new medicines he and his team have helped the company deliver. Under Dr. Sigal’s leadership, 14 new products have been brought to market including medicines to treat diseases including cancer, serious mental illness, HIV/AIDS, hepatitis B, rheumatoid arthritis, solid organ transplant rejection, and cardiovascular and metabolic diseases.

There will be a conference call on April 8, 2013, at 9 a.m. (EDT) when company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast at http://investor.bms.com or by dialing 913-312-0389, confirmation code 6437563. A replay of the call will be available beginning at noon (EDT) on April 8 through noon (EDT) on April 23, 2013. The replay will also be available through http://investor.bms.com or by dialing 402-280-9013, confirmation code: 6437563.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

Contact:

Bristol-Myers Squibb

Media: Jennifer Fron Mauer, 609-252-6579

jennifer.mauer@bms.com

or

Investors: John Elicker, 609-252-4611

john.elicker@bms.com